Exhibit 5.1
                                   -----------

BSD Medical Corporation
2188 West 2200 South
Salt Lake City, Utah 84119

Re:      Registration Statement on Form SB-2

Ladies and Gentlemen:

We have acted as counsel to BSD Medical Corporation, a Delaware corporation (the "Company"), in connection with a registration statement on Form SB-2 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the sale from time to time of up to 2,059,600 shares (the "Outstanding Shares") of the Company's common stock currently issued, and 102,980 shares (the "Warrant Shares") issuable upon the exercise of currently outstanding warrant (the "Warrant") by the Selling Stockholders named in the Registration Statement.

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

Based on the foregoing, we are of the opinion that (a) the Outstanding Shares have been duly authorized by all requisite corporate action and are validly issued, fully-paid and non-assessable, and (b) if, as and when the Warrant Shares are issued and sold (and the exercise price and other consideration therefor has been received) pursuant to the provisions of the respective Warrants and in accordance with the Registration Statement, such shares will be duly authorized, validly issued, fully paid and non-assessable.

Our opinions expressed above are limited to the laws of the State of Utah and the Delaware General Corporation Law, which includes statutory provisions, as well as all applicable provisions of the Delaware Constitution, and reported decisions interpreting these laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading "Legal Matters" in the Prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consents is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-B.

Dated:  July 21, 2004

                                                     Very truly yours,


                                                     /s/ Dorsey & Whitney LLP